November 1, 2016

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Sturdy Strategic Partner

Our focus on advances has positioned us as a reliable funding partner for our members. But it has also been key to our consistently strong performance, which is driven by advances. This steady success is reflected in our third quarter results, which we announced on October 27th. For the quarter, your cooperative earned $103.3 million in net income, which brought our total net income to $278.3 million through the first nine months of 2016 – an increase of 13 percent from last year. Our advances are at the heart of this performance. They have grown steadily through the year: since the start of 2016, we have increased advances by $8.9 billion, closing the third quarter with $102.8 billion in funding out to our members. And as we move through the fourth quarter, and as members continue to rely on our steady funding support, advances continue to hold at near record levels. This dependability – both in our own performance and the availability of our liquidity – allows us to be your strategic partner.

I was honored to discuss the power of this partnership at the IBANYS Annual Convention, held last month in central New York. And it will be my honor to again discuss this partnership later this week at the NJBankers Senior Management Conference in Atlantic City. These organizations share our commitment to our region’s local lenders, and my colleagues at the FHLBNY and I find these events to be extremely valuable to our cooperative.

M&T Bank Presented with Community Pillar Award

One of the many positive results of our partnership with our members was on display in Buffalo on October 12th, when the FHLBNY presented M&T Bank with our Community Pillar Award, recognizing the institution’s ongoing dedication to creating affordable housing opportunities in the community through the use of our Community Investment programs. The results of this partnership are tangible: the ceremony was held at Hope Gardens, a supportive, permanent living facility for homeless women for which M&T and the FHLBNY had partnered to provide an Affordable Housing Program grant. At the event, Robert G. Wilmers, the chairman and CEO of M&T Bank, stated that M&T has “long been committed to the growth and wellness of our entire community.” And the event’s attendees – which included elected officials, local non-profit housing leaders and the residents of Hope Gardens – reflected how important this commitment can be. M&T Bank has been the most active user of our Community Investment programs, but it is not an outlier. Every year, dozens of our members access our AHP and First Home Club programs for grants to better their communities. If you are interested in either of these programs, please contact your Calling Officer at (212) 441-6700 for more information. We have 325 members in our cooperative, and each serves as a pillar to communities across our region. We are proud to stand by you and offer our support.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.